Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
Irving, Texas 75039	Media Relations
6700 Las Colinas Blvd	469.398.7624 / 469.398.7621 tel

469.398.7000 tel	Ken Lockwood / Jason Landkamer
469.398.7255 fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR TO BUILD WORLD’S LARGEST OFFSHORE WIND FARM

LONDON, May 14, 2008 — Fluor Corporation announced today that it signed a contract with Scottish and Southern Energy (SSE) to design and construct the 500 megawatt (MW) Greater Gabbard Offshore Wind Farm. The venture is the world’s largest offshore wind farm project to move into the construction phase and will be built approximately 25 kilometers off the Suffolk coast of the United Kingdom (UK). The new award will be booked in the company’s second quarter of 2008 and is worth approximately $1.8 billion (£900 million).

It will be the first UK offshore wind farm to be built outside territorial waters and will provide carbon neutral, renewable electricity for more than 415,000 homes, equivalent to the approximate domestic demand of Suffolk.

The Greater Gabbard Offshore Wind Farm Project has been developed by a 50:50 joint venture between Fluor International Limited and Airtricity (acquired by SSE in February 2008). Having successfully completed the development phase and signed the construction contract, Fluor has sold its 50 percent stake in Greater Gabbard Offshore Winds Ltd to SSE for approximately $80 million (£40 million).

Prior to receiving the engineering, procurement and construction (EPC) contract, Fluor’s development responsibilities included the management of environmental studies, site surveys and engineering that culminated in the submission of an Environmental Impact Statement. Fluor also leveraged its supply chain knowledge and experience to support the joint venture in securing the project’s connection to the UK’s National Grid, the supply of offshore wind turbines, heavy steel structures and other critical supply chain elements required for timely construction.

Fluor and Airtricity worked closely with the local authorities, community and conservation bodies in the development of the project and in particular the siting of the onshore substation. Fluor recognizes and appreciates the communications, support and cooperation of the local communities and intends to maintain a high level of engagement throughout the construction phase.

The Greater Gabbard Offshore Wind Farm Project will feature 140 wind turbines each having a rated capacity of 3.6 MW. The turbines will be supplied by Siemens Wind Power A/S under a separate contract with SSE. Fluor will be responsible for the installation of the turbines which will be mounted on steel monopiles and transition pieces in water depths between 24 and 34 meters. A new electricity substation will be built near Sizewell, Suffolk, UK.

Construction work is scheduled to commence for the offshore site in summer 2009, with work to prepare the site for the onshore substation already underway. The wind farm will be commissioned in two phases, with the entire construction scheduled to be completed in 2011.

“This investment in Greater Gabbard is very welcome and a prime example of the increasing number of renewable projects that are now taking place across the UK,” said John Hutton, UK Secretary of State for Business, Enterprise and Regulatory Reform. “The massive potential of the UK shoreline coupled with the right market conditions mean the UK is one of the most attractive places in the world to invest in offshore technology.

“Through the Energy Bill we are providing more financial support to offshore projects, and in the summer we will be setting out our plans to increase renewables further. Tackling climate change and securing future energy supplies is of the utmost importance and a vast expansion of both onshore and offshore wind will be central to this,” said Hutton.

“This project demonstrates Fluor’s capability of working closely and in partnership with our clients in developing projects from concept through to realization,” said Patrick Flaherty, senior vice president of Fluor. “We are extremely proud to be the first of the UK’s round two offshore wind farm projects awarded by The Crown Estate to move into the construction phase. Greater Gabbard will make a meaningful contribution to the UK Government’s renewable energy targets.”

“The success of the Greater Gabbard Wind Farm will clearly establish Fluor as a leader in the rapidly growing market to develop and construct large-scale offshore wind farms,” said Stephen Dobbs, senior group president of Fluor. “Wind farms represent just one aspect of Fluor’s strategy of applying our expertise and resources to assist clients in making meaningful reductions in carbon emissions and providing significant amounts of new, clean and renewable energy.”

Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations, maintenance and project management. Headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $16.7 billion in 2007. For more information, visit www.fluor.com.

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FLRG